BIMINI CAPITAL MANAGEMENT ANNOUNCES
FOURTH QUARTER 2009 RESULTS

•	Fourth Quarter Income from Continuing Operations of $8.9 Million
•	2009 Annual Income from Continuing Operations of $47.6 Million
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Tuesday, March 9, at 8:30 a.m. ET

VERO BEACH, Fla. (March 4, 2010) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month and twelve month periods ended December 31, 2009.  See the following paragraphs for a discussion.  The cash/stock dividend that was paid on January 19, 2010 and the one-for-ten share reverse stock split to be completed on March 12, 2010 materially change the number of outstanding shares of the Company’s Class A Common Stock.  This distorts our operating results on a per share basis and therefore per share amounts are omitted below.  Please see Attachment A for summary tables of our financial highlights on a per share basis – reflecting both our share dividend on January 19, 2010, and the one-for-ten share reverse stock split on March 12, 2010.

The Company reported income from continuing operations of $8.9 million for the three month period ended December 31, 2009, compared with income from continuing operations of $2.3 million for the three month period ended September 30, 2009. Including discontinued operations, the Company today reported net income of $9.2 million for the three month period ended December 31, 2009, compared with net income of $2.5 million for the three month period ended September 30, 2009

For the year ended December 31, 2009, Bimini Capital recorded income from continuing operations of $47.6 million compared with a loss from continuing operations of $6.5 million for the year ended December 31, 2008.  Including discontinued operations, the Company reported net income of $45.7 million for the year ended December 31, 2009, compared with a net loss of $56.4 million for the year ended December 31, 2008.  Included in the net loss for the year ended December 31, 2008, was a mark-to-market loss of $41.0 million on the retained interests held by our TRS, Orchid Island TRS, LLC, included in discontinued operations, compared to a mark-to-market gain of $0.2 million in 2009.

Details of Fourth Quarter 2009 Results of Operations

The Company's fourth quarter income from continuing operations of $8.9 million included a gain on the extinguishment of debt of $9.6 million, net interest income of $1.1 million, a net increase in the fair value of MBS of $0.4 million, offset by a realized loss on the sale of mortgage-backed securities ("MBS") of $0.1 million, $0.8 million in audit, legal and other professional fees, $0.6 million of compensation and related benefits, and $0.4 million in other operating, general and administrative expenses. Further, the Company recorded a tax provision of $0.1 million related to an Alternative Minimum Tax (“AMT”) liability incurred in connection with the usage of net operating loss carryforwards to offset current year REIT taxable income.  During the fourth quarter, the Company sold MBS with a market value at the time of sale of $23.1 million, resulting in the realized loss of $0.1 million on the sale of MBS.

Details of 2009 Results of Operations

The Company's income from continuing operations of $47.6 million for the year ended December 31, 2009, included gains on the extinguishment of debt of $42.0 million, net interest income of $5.4 million, a net increase in the fair value of MBS of $3.2 million, realized gains on the sale of mortgage-backed securities ("MBS") of $1.5 million, offset by $1.5 million in audit, legal and other professional fees, $1.5 million of compensation and related benefits, and $1.5 million in other operating, general and administrative expenses. During the year, the Company sold MBS with a market value at the time of sale of $184.2 million, resulting in the realized gain of $1.5 million on the sale of MBS.

Highlights of the MBS Portfolio

As of December 31, 2009, Bimini Capital’s MBS portfolio consisted of $119.7 million of agency or government MBS at fair value, all of which were classified as trading.  This portfolio had a weighted average coupon of 4.49% and a net weighted average repurchase agreement borrowing cost of 0.30%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of December 31, 2009 and 2008:

(in thousands)
Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap
December 31, 2009
Adjustable-Rate MBS	$32,598	27.2%	3.75%	261	1-Oct-35	4.87	11.16%	10.34%
Fixed-Rate MBS	5,242	4.4%	6.50%	333	1-Oct-37	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	67,036	56.0%	4.45%	338	1-Dec-39	40.27	9.45%	2.00%
Total Mortgage Backed Pass Through	104,876	87.6%	4.33%	305	1-Dec-39	28.69	10.01%	4.40%
Derivative MBS	14,793	12.4%	5.59%	240	25-Jan-39	n/a	n/a	n/a
Total Mortgage Assets	$119,669	100.0%	4.49%	305	1-Dec-39	28.69	n/a	4.40%
December 31, 2008
Adjustable-Rate MBS	$70,632	41.0%	4.79%	276	1-Jan-36	7.76	10.37%	10.11%
Fixed-Rate MBS	24,884	14.5%	6.50%	356	1-Sep-38	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	63,068	36.6%	5.03%	335	1-Apr-38	49.65	10.03%	2.00%
Total Mortgage Backed Pass Through	158,584	92.1%	5.15%	312	1-Sep-38	27.52	10.21%	5.13%
Derivative MBS	13,524	7.9%	5.64%	348	25-Jan-38	0.34	n/a	n/a
Total Mortgage Assets	$172,108	100.0%	5.19%	315	1-Sep-38	25.02	n/a	5.13

  (in thousands)
	December 31,
	2009		2008
Agency	Fair Value	Percentage of Entire Portfolio	Carrying Value	Percentage of Entire Portfolio
Fannie Mae	$108,775	90.9%	$141,364	82.1%
Freddie Mac	10,894	9.1%	30,744	17.9%
Total Portfolio	$119,669	100.0%	$172,108	100.0%

	December 31,
Entire Portfolio	2009	2008
Weighted Average Pass Through Purchase Price	103.13	102.05
Weighted Average Derivative Purchase Price	4.66	6.86
Weighted Average Current Price	103.79	101.10
Weighted Average Derivative Current Price	4.93	6.98
Effective Duration (1)	1.593	1.279

(1) An effective duration of 1.593 indicates that an interest rate increase of 1% would be expected to cause a 1.593% decline in the value of the MBS in the Company’s investment portfolio at December 31, 2009.  Likewise, an effective duration of 1.279 indicates that an interest rate increase of 1% would be expected to cause a 1.279% decline in the value of the MBS in the Company’s investment portfolio at December 31, 2008.

Under the Company’s current investment strategy, the Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the derivative MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The derivative MBS sub-portfolio evolved from the Company’s alternative investment strategy, first deployed in the third quarter of 2008.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the derivative MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of December 31, 2008, approximately 57% of the Company’s investable capital (equity in pledged PT MBS, available cash and unencumbered assets) were deployed in the PT MBS portfolio.  As of September 30, 2009, the portion of investable capital allocated to the PT MBS sub-portfolio was 32%, as the Company was preparing to execute the second debt extinguishment transaction and needed to preserve available cash.  At December 31, 2009, the allocation to the PT MBS had risen to 43%, although still lower than the 57% allocation at December 31, 2008.  Owing to anticipated higher levels of prepayments and robust valuations of PT MBS driven by Federal Reserve purchases, the Company has allocated capital away from PT MBS and potential price and prepayment related margin call activity.

Prepayments rates on the two MBS sub-portfolios were as follows: (in CPR)

	Q4 2008	Q3 2009	Q4 2009

PT MBS	7.4%	26.9%	26.0%
Derivative MBS	7.6%	27.0%	26.9%
Total	7.4%	26.9%	26.1%

REIT Taxable Income and Dividends

REIT taxable income for the year ended December 31, 2009 is approximately $40.1 million. This amount includes the $31.5 million tax gain on the Bimini Capital Trust I debt extinguishment recorded in the second quarter and a tax gain of $9.3 million from the Bimini Capital Trust II debt extinguishment in the fourth quarter of 2009.  Absent the two tax gains related to the early extinguishment of debt of approximately $40.8 million, the Company would have recorded a taxable loss $0.7 million.  For the year 2009, the Company recorded approximately $9.2 million of capital gains related to sales of mortgage backed securities. As of December 31, 2009, the Company has approximately $57.3 million of REIT tax capital loss carryforwards.  As of December 31, 2008, the Company had approximately $66.5 million of REIT tax capital loss carryforwards.  These tax capital loss carryforwards are only available to offset any future tax capital gains.

At a meeting of the Board of Directors of Bimini Capital on November 9, 2009, the members of the Board declared two common stock dividends (as further described below), necessitated by the estimated REIT taxable income for the year ending December 31, 2009.  Because of cash flow considerations and liquidity limitations, the Board utilized IRS Revenue Procedure 2009-15 for one of the dividend payments, and distributed shares of the Class A Common Stock of Bimini Capital as a qualifying dividend.

The dividends were declared by the Board of Directors as follows:  (1) a regular dividend on the common stock of Bimini Capital of $0.05 per share, paid in cash on November 20, 2009 to shareholders of record on November 16, 2009 (the “November Dividend”);  and (2) a special dividend on the common stock of Bimini Capital of $0.65 per share, payable in cash and/or shares of Class A Common Stock at the election of the shareholder; however, Bimini Capital limited the amount of cash payable pursuant to the dividend to 10% of the aggregate value of the dividend, or approximately $1.9 million (the “December Dividend”).   The December Dividend was paid on January 19, 2010 to shareholders of record on December 9, 2009.  Stockholders that elected to receive the dividend entirely in shares received approximately 2.8 shares for each share held.  Stockholders that elected to receive at least a portion of the dividend in cash received approximately $0.07 in cash and 2.5 shares for each share held.  The distribution totaling approximately $1.9 million in cash and 72,414,462 in Class A Common shares was paid on January 19, 2009.

In accordance with Generally Accepted Accounting Principles (“GAAP”), a liability of $18.7 million related to the December dividend was recorded at December 31, 2009.  This liability consisted of both the cash portion of the dividend and the value of the shares of stock to be issued on January 19, 2010.

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income as computed in accordance with GAAP as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to, generally, 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are largely based on REIT taxable income, as determined for federal income tax purposes as opposed to its net income computed in accordance with GAAP (as reported in the Company's consolidated financial statements). Dividends are paid if, when and as declared by the Company's Board of Directors.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2009, was a deficit of $1.87. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity (or deficit) by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2009, the Company's consolidated stockholders' deficit was $5.2 million and the Company had $6.4 million in cash and cash equivalents.

The liability necessitated by GAAP relating to the December Dividend was settled in January 2010 for $1.9 million in cash and the issuance of 72,414,462 of Class A Common shares resulting in an increase in stockholders’ equity of $16.8 million.  After recording the effect of this distribution in the equity accounts of the Company, pro forma total stockholders’ equity at December 31, 2009 is approximately $11.6 million. However, after adjusting for the 72,414,462 shares paid on January 19, 2009 in connection with the December Dividend, and the reverse stock split anticipated to be effective on March 12, 2010, pro forma total stockholders’ equity at December 31, 2009 is $1.16 per Class A Common Share based on pro forma shares outstanding of 10,005,225. See Attachment A for a tabular presentation.

Management Commentary

Commenting on the Company's fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "As we left 2008, the business and economic landscape we expected to deal with during 2009 could not have been more unclear.  We suspected the fourth quarter of 2008 was possibly the height of the crisis, and with the possible exception of March 2009, it probably was.  However, while the free-fall conditions have stalled, and the financial system has apparently stabilized, the financial markets, and the economy more broadly, have only recovered modestly and we are far from the lofty times prior to the collapse which began in 2007.  We have continued the REIT balance sheet restructuring we started in early 2009 and now have eliminated 74% of our trust preferred debt, realizing $42 million in gains on the early extinguishment of the debt.  Further, we were profitable on an operating basis every quarter of 2009, due in large part to the strength of our alternative investment strategy.”

Mr. Cauley continued, “We implemented our alternative investment strategy during the third quarter of 2008 and it has since evolved into an integral component of our core investment strategy.  We now employ two sub-portfolios – one composed of our traditional pass through MBS, and the other employing our derivative strategy.  We now allocate our investable capital between the two sub-portfolios in an effort to maximize our earnings, but also to enhance our liquidity management.  Since the derivative MBS sub-portfolio does not employ leverage, we can invest a greater percentage of our capital at any point in time since we do not have to maintain large cash balances to guard against price and prepayment related margin calls on the unencumbered assets.  Further, we can deploy our capital between the two sub-portfolios as market conditions present opportunities to us, in sharp contrast to a levered only portfolio.  When rates are low and/or declining, the levered strategy will typically generate greater capital to be re-deployed via prepayments.  Thus, when yields are low and asset prices are high, we have more capital to redeploy, and less so when rates are high or increasing.  In periods such as exist currently, when prepayment uncertainty is as high as we have ever experienced, we have increased our capital allocation towards our derivative MBS sub-portfolio in order to avoid having to maintain excessive cash balances.  We will continue to leverage our expertise in the MBS universe as we deploy our capital opportunistically in an effort to enhance our earnings and protect our capital base.”

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 8:30 a.m. E.T. Tuesday, March 9, 2010. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (888) 220-8451 or (913) 312-1516, confirmation code: 4131509.

The following is a presentation of the unaudited quarterly results of operations for the year ended December 31, 2009.  (Per share amounts do not reflect the one-for-ten share reverse stock split anticipated to be effective March 12, 2010 in order to enable comparison to previously reported results).

(in thousands, except per share data)
	2009 Quarters Ended,
	March 31	June 30	September 30	December 31
Interest income	$3,674	$2,683	$2,882	$1,785
Interest expense	(254)	(105)	(69)	(60)
Net interest income, before junior subordinated debt interest	3,420	2,578	2,813	1,725
Interest on junior subordinated debt	(2,090)	(1,298)	(1,058)	(665)
Net interest income	1,330	1,280	1,755	1,060
Other income	1,694	33,980	1,274	9,840
Total net revenues	3,024	35,260	3,029	10,900
Direct REIT operating expenses	153	149	146	148
General and administrative expenses	948	708	577	1,666
Income taxes	-	-	-	145
Total expenses	1,101	857	723	1,959
Income from continuing operations	1,923	34,403	2,306	8,941
Discontinued operations (net of tax)	234	(2,544)	200	234
Net income	$2,157	$31,859	$2,506	$9,175
Basic Net Income (Loss) Per Share:
Class A Common Stock
Continuing operations	$0.07	$1.25	$0.08	$0.31
Discontinued operations (net of tax)	0.01	(0.09)	0.01	0.01
Total	$0.08	$1.16	$0.09	$0.32
Class B Common Stock
Continuing operations	$0.07	$1.24	$0.08	$0.32
Discontinued operations (net of tax)	0.01	(0.09)	0.01	0.01
Total	$0.08	$1.15	$0.09	$0.33
Diluted Net Income (Loss) Per Share:
Class A Common Stock
Continuing operations	$0.07	$1.25	$0.08	$0.13
Discontinued operations (net of tax)	0.01	(0.09)	0.01	0.00
Total	$0.08	$1.16	$0.09	$0.13
Class B Common Stock
Continuing operations	$0.07	$1.24	$0.08	$0.32
Discontinued operations (net of tax)	0.01	(0.09)	0.01	0.01
Total	$0.08	$1.15	$0.09	$0.33

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com

Attachment A

The data presented in the following tables are for information purposes only and are not intended to be presented in accordance with accounting principles generally accepted in the United States.  All information is as of December 31, 2009, giving effect to the Company’s January 19, 2010 dividend and March 12, 2010 1-for-10 reverse stock split transactions as if they had occurred on that date.

For the three months ended:		Figures Below are Per Class A Common Share

		Class A Common Shares Outstanding as of:
		September 30, 2009	September 30, 2009 (Adjusted for 1 for 10 Reverse Stock Split)	December 31, 2009	December 31, 2009 (Adjusted for 1 for 10 Reverse Stock Split)	Dec 31, 2009 (Pro Forma Only Reflecting the Dividend paid in Jan)	Dec 31, 2009 (Pro Forma Reflecting The Dividend Paid in Jan and the March 1 for 10 Reverse Split)
		27,492,016	2,749,202	27,637,789	2,763,779	100,052,250	10,005,225
				(See Note 1)	(See Note 1)

	(Rounded – in millions)	As Reported Nov. 9, 2009	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED
Income from Continuing Operations:
December 31, 2009	$8.9			$0.32	$3.24	$0.09	$0.89
September 30, 2009	$2.3	$0.08	$0.84
Consolidated Net Income:
December 31, 2009	$9.2			$0.33	$3.32	$0.09	$0.92
September 30, 2009	$2.5	$0.09	$0.91

For the year ended:		Figures Below are Per Class A Common Share

		Class A Common Shares Outstanding as of:
		September 30, 2009	September 30, 2009 (Adjusted for 1 for 10 Reverse Stock Split)	December 31, 2009	December 31, 2009 (Adjusted for 1 for 10 Reverse Stock Split)	Dec 31, 2009 (Pro Forma Only Reflecting the Dividend paid in Jan)	Dec 31, 2009 (Pro Forma Reflecting The Dividend Paid in Jan and the March 1 for 10 Reverse Split)
		26,207,023	2,620,702	27,637,789	2,763,779	100,052,250	10,005,225
				(See Note 1)	(See Note 1)

	(Rounded - in millions)	As Reported Nov. 9, 2009	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED
Income from Continuing Operations:
December 31, 2009	$47.6			$1.72	$17.21	$0.48	$4.76
December 31, 2008	$(6.5)	$(0.25)	$(2.48)
Consolidated Net Income:
December 31, 2009	$45.7			$1.65	$16.53	$0.46	$4.57
December 31, 2008	$(56.4)	$(2.20)	$(21.51)

Book Value Per Share: (See Note 2)
December 31, 2009	$(5.2)			$(0.19)	$(1.87)	$(0.05)	$(0.52)
Pro-Forma – Post January Dividend	$11.6			$0.42	$4.20	$0.12	$1.16
December 31, 2008	$(30.9)	$(1.18)	$(11.79)

Note 1:
Figures to be reported in the Company's Form 10-K reflect the number of Class A Common Shares outstanding as of December 31, 2009, adjusted for the 1 for 10 reverse stock split to occur March 31, 2010.  However, items to be reported in the Company's Form 10-K DO NOT reflect the additional shares issued in conjunction with the cash/stock dividend paid January 19, 2010.

Note 2:
In accordance with GAAP a liability of $18.7 million related to the cash/stock dividend paid in January of 2010 was recorded at December 31, 2009.  This recorded liability consisted of both the cash portion of the dividend and the value of the shares of stock to be issued.  The liability was settled in January 2010 for $1.9 million in cash and the issuance of 72,414,462 shares resulting in an increase in stockholders’ equity of $16.8 million.  After recording the effect of this distribution on the equity accounts of the Company, total stockholders’ equity is approximately $11.6 million.